Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Gannett Co., Inc. pertaining to the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, and the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan of our reports dated March 2, 2020, with respect to the consolidated financial statements of Gannett Co., Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Gannett Co., Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
March 3, 2020